Exhibit (A)(2)


                            CERTIFICATE OF CORRECTION
                                       to
                            ARTICLES OF INCORPORATION
                                       of
                THE HYPERION STRATEGIC MORTGAGE INCOME FUND, INC.





         The Hyperion Strategic Mortgage Income Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland, hereby certifies to the Maryland State Department of Assessments and Taxation ("SDAT") that:

          FIRST: Articles of Incorporation of The Hyperion Strategic Mortgage Income Fund, Inc. were filed with SDAT on May 17, 2002 and said Articles of Incorporation require correction as permitted by Section 1-207 of the Maryland General Corporation Law.

         SECOND: Article V, Section 10 of the Articles of Incorporation as filed and to be corrected is hereby amended by deleting such section in its entirety and renumbering the remaining sections of Article V accordingly.

         THIRD: The inaccuracy or defect in the Articles of Incorporation previously filed was an error in transcription.



         IN WITNESS WHEREOF, the incorporator who signed the Articles of Incorporation has caused this Certificate of Correction to be executed on this 22nd day of May, 2002.


WITNESS:                                                  INCORPORATOR:


/s/ Susan C. Zapalowicz                                   /s/  Debra M. Enderle
-----------------------                                   ---------------------
Susan C. Zapalowicz                                       Debra M. Enderle